Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

 THIRD QUARTER 2013 RESULTS

FORT WORTH, Texas  – October 24, 2013 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2013.

THIRD QUARTER HIGHLIGHTS

Basic Energy Services generated revenue of $324.8 million in the third quarter of 2013, essentially flat with the $325.7 million produced in the second quarter of 2013. In the third quarter of 2012, Basic reported revenue of $340.4 million.

For the third quarter of 2013, Basic reported a net loss of $7.0 million, or $0.17 per basic and diluted share, compared to a net loss of $12.8 million, or $0.32 per basic and diluted share, reported in the second quarter of 2013.  Last year in the third quarter, Basic reported net income of $6.7 million, or $0.16 per diluted share.

Excluding special items, Basic generated a loss of $4.9 million, or $0.12 per basic and diluted share.  The special items included a  $329,000 after-tax ($517,000 pre-tax), or $0.01 per basic and diluted share, charge associated with severance and non-compete benefits awarded to the recently retired President and Chief Executive Officer, and $1.7 million after-tax ($2.7 million pre-tax), or $0.04 per basic and diluted share, expenses associated with the settlement of a Texas sales and use tax audit. Third quarter 2012 net income before special items was $8.3 million, or $0.21 per diluted share, when excluding approximately $1.8 million ($3.0 million pre-tax), or $0.05 per diluted share, of corporate office relocation expenses.

Basic generated Adjusted EBITDA of $62.4 million, or 19%, in the third quarter of 2013 compared to $62.1 million, or 19% of revenue, in the second quarter of 2013.  In the third quarter of 2012, Basic generated Adjusted EBITDA of $77.5 million, or 23% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on legal settlements, loss on sales and use tax audits, loss on relocation of corporate offices, cost of executive severance agreements and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Basic’s tax benefit for the third quarter of 2013 was $4.9 million, compared to a benefit of $2.8 million in the second quarter of 2013, and tax expense of $4.1 million in the third quarter of 2012.  The tax benefit in the third quarter of 2013 equals an effective tax benefit rate of 41%, up from the second quarter effective tax benefit rate of 18% and an effective tax rate in the third quarter of 2012 of 38%.  The increase from the second quarter is primarily due to a revision in Basic’s pre-tax earnings estimates for the latter portion of the year.  Basic expects the full year effective tax rate to be in the mid-30 percent range, and the 41% rate in the third quarter computes to a nine month effective tax rate of 35%.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “As we had anticipated, our third quarter operating environment was very similar to our second quarter. Pricing remains competitive across all our service lines and the busier oil markets remain overcrowded with equipment. Despite the challenging environment, we maintained sequentially flat revenue levels. Our well servicing and fluid services segments contributed most to this result, generating utilization levels that were flat to slightly up compared to the second quarter.  Our completion and remedial segment, where revenue declined 4% sequentially, continues to be impacted by pricing discounts and inconsistent frac calendars in the pressure pumping service line.

“Our management team has been charged with aggressively managing costs, including general and administrative costs and we have been able to maintain margins over the past two quarters despite competitive pressures across most of our operating areas. We would like to commend our team for their efforts and for their continued focus on providing the highest level of service to our customers while finding ways to streamline our operations and reduce our cost structure.  These efforts, along with a disciplined approach to capital spending, have allowed us to build cash during the quarter.

“With respect to acquisition opportunities, seller expectations still remain high. We expect valuations to come more into balance over the next two quarters so we will continue to conserve our liquidity until we see those opportunities. We currently anticipate spending about $165 million for capital expenditures in 2013, adding mainly higher margin rental equipment and salt water disposal wells, along with maintenance and sustaining capital.

“As we mentioned in our latest monthly operations update, we expect our fourth quarter revenue to be down 6% to 7% sequentially, due to the normal seasonal slowdown, including less daylight hours. Due to the reduction in activity levels and continued competitive pricing, we expect that segment margins will come down accordingly from third quarter levels.

“Our customers have yet to formulate their official 2014 capital plans, but early indications are that spending will be at least at 2013 levels.  Generally, we anticipate our customers’ activity and spending to be up in the mid-single digit percentages in 2014. Our heavy exposure in the busier oil-driven markets, such as the Permian Basin, gives us the opportunity to take advantage of increases in activity as they develop next year.”

2013 FIRST NINE MONTHS HIGHLIGHTS

Revenues declined 11% to $954.9 million for the first nine months of 2013 compared to $1.1 billion during the comparable period of 2012.

Adjusted EBITDA for the first nine months of 2013 decreased to $175.9 million, or 18% of revenue, compared to $254.4 million, or 24% of revenue, for the first nine months of 2012.  Adjusted EBITDA excludes the special items discussed above for the third quarter of 2013, as well as the second quarter’s after-tax reserve of $8.0 million for a legal settlement.  For 2012, it excludes $4.0 million in headquarter relocation expenses and $2.9 million in prior years’ sales and use taxes associated with an audit.  Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

For the nine-month period ended September 30, 2013, Basic reported a net loss of $28.5 million, or $0.70 per basic and diluted share.  Excluding the special items mentioned above, Basic generated a net loss of $21.4 million, or $0.53 per basic and diluted share.  For the first nine-month period of 2012, Basic reported net income of $39.4 million, or $0.95 per diluted share.  Excluding the prior years’ sales and use tax audit liability ($1.8 million after tax, or $0.04 per diluted share), charges associated with the relocation of Basic’s corporate headquarters ($2.4 million after tax, or $0.07 per diluted share) and a refund of state margin taxes ($1.1 million after tax, or $0.03 per diluted share), Basic generated net income of $42.5 million, or $1.03 per diluted share for the first nine months of 2012.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue declined 4% to $127.1 million in the third quarter of 2013 from $132.2 million in the prior quarter.  The sequential decrease in revenue was mainly attributable to lower activity and pricing for our stimulation services. In the third quarter of 2012, this segment generated $143.3 million in revenue.

Due to the decrease in revenue, segment profit in the third quarter of 2013 declined to $44.2 million compared to $46.4 million in the prior quarter.  Segment margin for the 2013 third quarter remained at 35%, the same as in the prior quarter.  During the third quarter of 2012, segment profit was $56.4 million, or 39% of revenue.

As of September 30, 2013, Basic had approximately 292,000 hydraulic horsepower (hhp), the same as at the end of the previous quarter and 277,000 hhp as of September 30, 2012.

Fluid Services

Fluid services revenue of $86.1 million in the third quarter of 2013 was up slightly from $85.6 million in the prior quarter.  The sequential increase in revenue was mainly due to increased trucking hours and higher utilization of our salt water disposal wells.  During the third quarter of 2012, this segment generated $84.4 million in revenue.

The weighted average number of fluid services trucks dipped to 970 during the third quarter of 2013, declining by 2 trucks from the weighted average truck count of 972 during the second quarter of 2013.  The weighted average number of fluid services trucks was 931 during the third quarter of 2012.  Truck hours of 578,900 during the third quarter of 2013 rose two percent from the 568,500 generated in the second quarter of 2013, and were up five percent compared to 551,600 in the same period in 2012.

The average revenue per fluid service truck was $89,000 in the third quarter of 2013, rising from $88,000 in the second quarter of 2013. In the comparable quarter of 2012, average revenue per fluid truck was $91,000.

Segment profit in the third quarter of 2013 was $26.4 million, or 31% of revenue, compared to $26.3 million, or 31% of revenue, in the prior quarter and $27.0 million, or 32% of revenue, in the same period in 2012.

Well Servicing

Well servicing revenues increased four percent to $97.8 million during the third quarter of 2013 compared to $93.9 million in the prior quarter, due to an increase in rig hours, as well as increased revenue from our manufacturing operations. Revenues from the Taylor manufacturing operations were $5.9 million in the third quarter, up from $2.6 million in the second quarter of 2013.  In the third quarter of 2012, well servicing revenues were $97.5 million.

At September 30, 2013, the well servicing rig count was 425, the same as at the end of the prior quarter.  The weighted average number of well servicing rigs was 425 during the second and third quarters of 2013. During the third quarter of 2012, the weighted average well servicing rig count was 431. Rig hours increased one percent to 227,100 in the third quarter of 2013, compared to 223,900 in the previous quarter, and were up slightly from 226,400 in the comparable quarter of last year. Rig utilization was 75% in the third quarter of 2013, compared to 74% in the prior quarter and 74% in the third quarter of 2012.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour declined to $404 in the third quarter of 2013 from $408 in the previous quarter and was up slightly from $402 reported in the third quarter of 2012. The sequential decrease in revenue per rig hour was due to slightly lower pricing of plugging activity in the third quarter combined with the normal seasonal slowdown in our inland barge rig activity.

Segment profit in the third quarter of 2013 increased to $26.8 million from $26.3 million in the prior quarter and declined from $29.6 million in the same period in 2012.  Segment profit from the Taylor manufacturing operations was $780,000 in the third quarter of 2013 compared to $502,000 in the prior quarter and $1.4 million in the third quarter of 2012.    In the third quarter, segment profit margins were 27%, slightly down from the prior quarter margin of 28%.  In the third quarter of 2012, segment profit was 30% of revenue. Excluding the Taylor manufacturing operations, segment profit margins were 28% in both the third and second quarters of 2013.

Contract Drilling

Contract drilling revenue was $13.8 million during the third quarter of 2013, on par with the prior quarter’s $14.0 million.  During the third quarter of 2012, this segment generated $15.1 million in revenue.  Basic operated 12 drilling rigs during the third quarter of 2013, the same number of rigs as in the previous quarter and in the third quarter of 2012.  Revenue per drilling day in the third quarter of 2013 was $16,500, equal to the $16,500 in the previous quarter and up four percent from $15,800 in the third quarter of 2012.

Rig operating days during the third quarter of 2013 decreased to 833 compared to 846 days in the prior quarter, resulting in rig utilization of 76% during the third quarter of 2013 compared to 77% during the prior quarter. The sequential decline in drilling rig utilization was mainly due to a reduction in demand for our medium-sized horsepower vertical drilling rigs.  In the comparable period in 2012, rig operating days were 957, producing a utilization of 87%.

Segment profit in the third quarter of 2013 was $4.6 million, up from $4.2 million in the prior quarter and decreasing from $5.1 million in the third quarter of 2012.  Segment margin of 34% increased sequentially from 30% in the prior quarter lower workers’ compensation insurance and repairs and maintenance costs.  Last year in the comparable period, segment margin was 34%.

G&A Expense

General and administrative (“G&A”) expense in the third quarter of 2013 was $43.1 million, or 13% of revenue, and included the severance and sales and use tax audit charges mentioned above. Excluding those special items, G&A was $39.9 million, or 12% of revenue. The prior quarter’s G&A of $49.3 million included the legal settlement accrual mentioned above. Excluding that item, G&A was $41.3 million, or 13% of revenue, in the second quarter of 2013. The sequential decline was due to cost reduction initiatives we put in place during the prior quarter. G&A expense was $43.7 in the third quarter of 2012 and included $3.0 million for relocation costs. Excluding relocation costs, G&A expense was $40.7 million, or 12% of total revenue in the prior year’s third quarter.

Executive Severance Correction

In the third quarter of 2013, Basic identified and corrected immaterial errors that originated in prior periods.  These errors had to do with recognition of individual compensation expense for severance and share-based payments upon retirement of eligible employees, primarily Ken Huseman, Basic’s former President and Chief Executive Officer. At September 30, 2013, an adjustment was recognized to correct retained earnings for $5.3 million, net of deferred tax effect, as of December 31, 2012.

Texas Sales and Use Tax Audit

In September 2013, Basic settled the ongoing sales and use tax audit with the State of Texas.  As part of this settlement, Basic recognized $2.7 million, including consulting fees, as final release of the audit.

Cash and Total Liquidity

On September 30, 2013, Basic had cash and cash equivalents of approximately $100 million, increasing from $96 million at June 30, 2013 and down from $104 million on September 30, 2012.  At September 30, 2013, total liquidity was approximately $312 million, which included $212 million of availability under Basic’s $250 million revolving credit facility.  In the third quarter, we issued an additional $15.5 million of letters of credit for collateral required by our insurance underwriters.

Capital Expenditures

Total capital expenditures during the nine months ended September 30, 2013, including capital leases of $35.8 million, were approximately $139.9 million, comprised of $43.4 million for expansion projects, $82.6 million for sustaining and replacement projects and $13.9 million for other projects.  Expansion capital spending included $19.8 million for the Completion and Remedial Services segment, $18.0 million for the Fluid Services segment,  $3.5 million for the Well Servicing segment, and $2.1 million for the Contract Drilling segment.  Other capital expenditures are mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its third quarter 2013 results on Friday, October 25, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (480) 629-9771 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 8, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4644175#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2012 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

    1

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012 (1)	2013	2012 (1)

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$127,119	$143,348	$377,696	$464,328
Fluid services	86,121	84,422	256,052	270,339
Well servicing	97,783	97,502	279,379	292,127
Contract drilling	13,774	15,128	41,744	46,021
Total revenues	324,797	340,400	954,871	1,072,815
Expenses:
Completion and remedial services	82,959	86,988	247,813	277,111
Fluid services	59,673	57,411	176,844	178,479
Well servicing	70,983	67,949	203,586	207,063
Contract drilling	9,128	10,043	28,060	30,080
General and administrative (2)	43,179	43,742	134,457	133,213
Depreciation and amortization	53,623	48,272	155,471	137,792
Loss on disposal of assets	411	424	2,290	3,123
Total expenses	319,956	314,829	948,521	966,861
Operating income	4,841	25,571	6,350	105,954
Other income (expense):
Interest expense	(16,927)	(15,078)	(50,541)	(45,133)
Interest income	10	8	40	31
Other income	232	260	567	624
Income (loss) from continuing operations before income taxes	(11,844)	10,761	(43,584)	61,476
Income tax benefit (expense)	4,888	(4,098)	15,054	(22,087)
Net income (loss)	$(6,956)	$6,663	$(28,530)	$39,389
Earnings per share of common stock:
Basic	$(0.17)	$0.17	$(0.70)	$0.97
Diluted	$(0.17)	$0.16	$(0.70)	$0.95

Other Financial Data:
EBITDA (3)	$58,696	$74,103	$162,388	$244,370
Adjusted EBITDA (3)	62,367	77,487	175,938	254,367
Capital expenditures:
Acquisitions, net of cash acquired	(196)	1,348	16,267	43,117
Property and equipment	26,430	39,961	104,029	126,694

	As of
	September 30, 2013	September 30, 2012 (1)

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$100,169	$103,562
Net property and equipment	932,505	914,293
Total assets	1,562,082	1,523,256
Total long-term debt	845,053	763,088
Total stockholders' equity	349,586	394,641

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	34.7%	39.3%	34.4%	40.3%

Fluid Services
Weighted average number of fluid service trucks	970	931	968	916
Truck hours (000's)	578.9	551.6	1,703.0	1,684.7
Revenue per fluid services truck (000's)	$89	$91	$265	$296
Segment profits per fluid services truck (000's)	$27	$29	$82	$100
Segment profits as a percent of revenue	30.7%	32.0%	30.9%	34.0%

Well Servicing
Weighted average number of rigs	425	431	425	428
Rig hours (000's)	227.1	226.4	661.8	690.2
Rig utilization rate	74.7%	73.5%	72.7%	75.1%
Revenue per rig hour, excluding manufacturing	$404	$402	$404	$398
Well servicing rig profit per rig hour	$118	$124	$115	$117
Segment profits as a percent of revenue	27.4%	30.3%	27.1%	29.1%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	833	957	2,529	2,931
Revenue per day	$16,500	$15,800	$16,500	$15,700
Drilling rig profit per day	$5,500	$5,300	$5,400	$5,400
Segment profits as a percent of revenue	33.7%	33.6%	32.8%	34.6%

(1)	Reflects corrections from prior period. See Executive Severance Correction section above.

(2)

Includes approximately $3,874,000 and $2,672,000 of non-cash compensation expense for the three months ended September 30, 2013 and 2012, respectively, and $10,003,000 and $10,617,000 for the nine months ended September 30, 2013 and 2012, respectively.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on sales and use tax audits, the loss on relocation of the corporate offices, and the loss on expected accident settlement or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;
•	Adjusted EBITDA does not reflect Basic’s loss on relocation of corporate office;
•	Adjusted EBITDA does not reflect Basic’s reserve on an expected legal settlement;
•	Adjusted EBITDA does not reflect Basic’s loss on severance expense, and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012 (1)	2013	2012 (1)

Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(6,956)	$6,663	$(28,530)	$39,389
Income taxes	(4,888)	4,098	(15,054)	22,087
Net interest expense	16,917	15,070	50,501	45,102
Depreciation and amortization	53,623	48,272	155,471	137,792
EBITDA	$58,696	$74,103	$162,388	$244,370

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets, loss on sales and use tax audit, loss on relocation of corporate office, loss on severance, and loss on expected legal settlement.

	Three months ended September 30,			Nine months ended September 30,
	2013	2012 (1)		2013	2012 (1)

Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)			(Unaudited)
Net income / (loss)	$(6,956)	$6,663	-	$(28,530)	$39,389
Income taxes	(4,888)	4,098	-	(15,054)	22,087
Net interest expense	16,917	15,070	-	50,501	45,102
Depreciation and amortization	53,623	48,272	-	155,471	137,792
Loss on disposal of assets	411	424	-	2,290	3,123
Loss on sales and use tax audit	2,743	—		2,743	2,884
Loss on relocation of corporate office	—	2,960		—	3,990
Loss on severance	517	—		517	—
Loss on expected legal settlement	—	—		8,000	—
Adjusted EBITDA	$62,367	$77,487		$175,938	$254,367